Exhibit 99.1

Questcor Reports Third Quarter Financial Results

- Net Sales and EPS Increase Over 65% Compared to Prior Year -

- Vial Shipments up 45% Over Prior Year -

- Record MS Prescriptions; Rheumatology Largest Growth Contributor -

ANAHEIM, Calif., October 29, 2013 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported financial results for the third quarter and nine months ended September 30, 2013.

	Three Months Ended 09/30/13	Three Months Ended 09/30/12	Percentage Change
Net Sales	$236.3 Million	$140.3 Million	68%
GAAP Diluted EPS	$1.52	$0.91	67%
Non-GAAP Diluted EPS	$1.68	$0.97	73%

	Nine Months Ended 09/30/13	Nine Months Ended 09/30/12	Percentage Change
GAAP Net Sales	$556.0 Million	$348.8 Million	59%
Non-GAAP Net Sales	$567.5 Million	$348.8 Million	63%
GAAP Diluted EPS	$3.32	$2.12	57%
Non-GAAP Diluted EPS	$3.82	$2.25	70%

Net sales for the third quarter ended September 30, 2013 were $236.3 million, up 68 percent from $140.3 million in the third quarter of 2012. The increase was driven by the expanded usage of H.P. Acthar® Gel (repository corticotropin injection) in multiple therapeutic areas. The most significant increase in net sales was driven by rheumatologists prescribing Acthar for patients suffering from dermatomyositis, polymyositis, rheumatoid arthritis, and systemic lupus erythematosus. The increase in net sales was also driven by the continued prescribing of Acthar by nephrologists in the treatment of nephrotic syndrome (NS) and by neurologists in the treatment of multiple sclerosis (MS) relapses and infantile spasms (IS). BioVectra, the company’s specialty manufacturing subsidiary, acquired in January 2013, had net sales of $9.0 million in the third quarter of 2013. GAAP earnings for the third quarter of 2013 were $1.52 per diluted common share, up 67 percent from $0.91 per diluted common share in the third quarter of 2012.

Questcor shipped 8,132 vials of Acthar during the third quarter of 2013, up 45 percent compared to 5,590 vials in the year ago quarter. As the Company has previously disclosed, quarterly vial shipments are subject to significant variation due to the size and timing of individual orders received from Questcor’s distributor. The timing of when these orders are received and filled can significantly affect net sales and net income in any particular quarter. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance.

“Our net sales continued to expand with rheumatology, neurology, and nephrology exhibiting growth year-over-year,” said Don M. Bailey, President and CEO of Questcor. “This quarter’s performance was primarily driven by a continued increase in Acthar usage among both rheumatologists and nephrologists. Additionally, there was a record number of paid prescriptions for MS relapse during the quarter. The overall increased use of Acthar to treat a wide variety of patients encourages us to further increase our R&D investment and has specifically led to the initiation of two new phase II studies this year in Amyotrophic Lateral

Sclerosis (ALS) and Acute Respiratory Distress Syndrome (ARDS). We also continue to build the body of evidence for Acthar in current and potential new indications through our investment in company-sponsored studies and our support of investigator-initiated studies. A significant focus of these efforts is on developing a better general understanding of melanocortin biology, which could significantly influence our long term R&D strategy for both Acthar and our newest compound Synacthen.”

“As Questcor’s annualized sales approach the $1 billion mark, we believe we have established a strong foundation for growth and remain excited about our future prospects,” continued Mr. Bailey. “Our future will be driven by four areas: increased penetration of Acthar in current markets and expansion into additional on-label markets, globalization of Synacthen and Acthar, development of new indications and markets, and the appropriate deployment of cash that we believe will be generated from these activities.”

“New paid prescriptions for Acthar were strong across all of our markets, totaling approximately 2,450 to 2,500 in the third quarter, about a 30% increase from a year ago,” commented Steve Cartt, Chief Operating Officer of Questcor. “We continue to experience a strong early level of prescribing of Acthar in the rheumatology-related indications dermatomyositis, polymyositis, lupus and rheumatoid arthritis. There were 450 to 460 new paid Acthar prescriptions for these FDA-approved rheumatology indications during the third quarter, up about 43% from the second quarter. Notably, in only our second full quarter of promotion to rheumatologists, rheumatology prescriptions already account for nearly a quarter of total Acthar business.”

Mr. Cartt continued, “There were also 370 to 380 new paid prescriptions for NS in the quarter, up about 7% year-over-year. NS prescriptions currently account for about one third of our Acthar business. Particularly encouraging was the record level of Acthar prescriptions for the treatment of MS relapse, despite this being one of our more mature markets. During the third quarter there were 1,370 to 1,400 new paid prescriptions for MS relapse patients, up about 4% year-over-year. MS relapse prescriptions currently represent between 25% and 30% of our Acthar business. New paid prescriptions for IS were also up, reaching 225 to 230, an increase of 33% year-over-year.”

“We have recently begun hiring personnel for our initial effort to educate pulmonologists about Acthar in the treatment of respiratory manifestations of symptomatic sarcoidosis, an orphan inflammatory disease with high unmet medical need for which Acthar is FDA-approved. We expect to complete building this pilot sales team of 5-10 sales reps and initiate sales calls on this new Acthar physician audience by the end of the fourth quarter,” concluded Mr. Cartt.

The Company believes that insurance coverage for Acthar continues to remain favorable, when Acthar is prescribed for indications for patients in need of an additional FDA-approved treatment alternative.

To allow comparable analysis, the Company has defined “new paid” prescriptions in the above paragraphs to include prescriptions covered by commercial carriers, Medicare, Medicaid and Tricare in all periods regardless of the rebate percentage applicable in those periods. The numbers are based on internal company estimates and do not include prescriptions filled through the Company’s free drug program, administered by the National Organization for Rare Disorders.

Year-to-Date Financial Results

Net sales for the first nine months of 2013 were $556.0 million, with BioVectra contributing $24.9 million. Net sales in the first nine months of 2012 were $348.8 million. GAAP earnings for the first nine months of 2013 were $3.32 per diluted common share, compared to $2.12 per diluted common share for the comparable period of 2012.

Research and Development Progress

Research and development (R&D) investment increased 114% to $17.1 million in the three months ended September 30, 2013, as compared to $8.0 million for the year ago period. R&D investments were $40.1 million for the first nine months of 2013, as compared to $22.1 million for the year ago period. The increased R&D investment reflects the Company’s efforts to further clarify the potential immune-modulating properties of Acthar and Synacthen and identify mechanisms of action applicable to other inflammatory and auto-immune diseases with high unmet medical need. The Company is also identifying new patient populations in which to evaluate Acthar and Synacthen through clinical studies. Questcor is funding research and development, both in-house and through independent physician sponsored studies, for the following:

Label Enhancement Programs:

•	Acute Respiratory Distress Syndrome (ARDS): The Company announced on October 22, 2013 that it will commence a Phase 2 study to explore the efficacy and safety of Acthar in patients with ARDS. ARDS is an acute life threatening lung condition that can result from pulmonary and non-pulmonary infections or a multitude of other serious conditions.

•	Amyotrophic Lateral Sclerosis (ALS): Patient recruitment continues at thirteen U.S. clinical sites in a company-sponsored dose-ranging Phase 2 clinical trial to evaluate the safety and tolerability of Acthar in patients with ALS, often referred to as Lou Gehrig’s disease. ALS is a life-threatening, progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord.

•	Diabetic Nephropathy: Enrollment continues in a company-sponsored Phase 2 trial to evaluate the efficacy and safety of Acthar in patients with diabetic nephropathy, one of the most common causes of end-stage renal disease in the United States.

Research Regarding Approved Indications:

•	Idiopathic Membranous Nephropathy: Enrollment continues in a company-sponsored Phase 4 trial in idiopathic membranous nephropathy. Patients enrolled in this study are refractory, or non-responsive, to current standard therapies or have relapsed after partial remission on current standard therapies.

•	Lupus: Enrollment continues in a company-sponsored multi-site Phase 4 company-sponsored clinical trial to evaluate the efficacy and safety of daily Acthar administration over a 6-month period in patients with persistently active lupus.

Planning activities related to the initial evaluation of a select grouping of potential Synacthen indications are in progress. Questcor will provide further updates on this development program in future communications.

Cash, Share Repurchase Program and Dividends

As of October 25, 2013, Questcor had cash, cash equivalents and short-term investments of $324 million, including restricted cash of $75 million set aside to secure certain post-closing payment obligations related to Questcor’s acquisition of Synacthen. There were no share repurchases during the third quarter of 2013 and Questcor had 6.3 million remaining authorized shares under the Company’s existing common stock repurchase plan. Diluted shares outstanding at September 30, 2013 were 62.1 million shares.

The Company announced on October 10, 2013 that its Board of Directors declared a quarterly cash dividend of $0.30 per share ($1.20 per share on an annual basis), reflecting a 5 cent or 20 percent increase over the previous quarter’s dividend, and a 50 percent increase year over year. The dividend will be paid on or about October 30, 2013 to shareholders of record at the close of business on October 22, 2013. Questcor currently intends to pay regular quarterly cash dividends for the foreseeable future.

Acthar Label Information

The product label for Acthar includes 19 FDA-approved indications. Substantially all of the Company’s net sales currently result from Acthar prescriptions for the following on-label indications of:

•	Nephrotic Syndrome (NS): “to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” NS can result from several underlying conditions, and prescribing physicians indicate that Acthar is most commonly being prescribed for patients who have proteinuria and suffer from NS due to idiopathic membranous nephropathy, focal segmental glomerulosclerosis (FSGS), IgA nephropathy, minimal change disease and lupus nephritis.

•	Multiple Sclerosis (MS): “for the treatment of acute exacerbations of multiple sclerosis in adults. Clinical controlled trials have shown H.P. Acthar Gel to be effective in speeding the resolution of acute exacerbations of multiple sclerosis. However, there is no evidence that it affects the ultimate outcome or natural history of the disease.” When Acthar is used, it is typically prescribed as second line treatment for patients with MS exacerbations.

•	Infantile Spasms (IS): “as monotherapy for the treatment of infantile spasms in infants and children under 2 years of age.”

•	Collagen Diseases: “during an exacerbation or as maintenance therapy in selected cases of: systemic lupus erythematosus, systemic dermatomyositis (polymyositis).”

•	Rheumatic Disorders: “as adjunctive therapy for short-term administration (to tide the patient over an acute episode or exacerbation) in: Psoriatic arthritis, Rheumatoid arthritis, including juvenile rheumatoid arthritis (selected cases may require low-dose maintenance therapy), Ankylosing spondylitis.”

Non-GAAP Financial Measures

The Company believes it is important to share non-GAAP financial measures with investors as these measures may better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of the disclosure of these non-GAAP financial measures. Non-GAAP financial measures should not be viewed in isolation, or as a substitute for, or as superior to, reported GAAP financial measures. The reconciliation between GAAP and Non-GAAP financial measures are provided with the financial tables included with this release.

Conference Call and Webcast Details

The Company will host a conference call and slide presentation via webcast today, October 29, 2013, at 4:30 p.m. ET/ 1:30 p.m. PT. The call can be accessed three ways:

•	By webcast: At Questcor’s investor relations website, http://ir.questcor.com/.

•	By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S. is (877) 354-0215. For participants outside the U.S., the dial-in number is (253) 237-1173.

•	By audio replay: A replay of the conference call will be available for seven business days following conclusion of the live call. The telephone dial-in number for U.S. participants is (855) 859-2056. For participants outside the U.S., the replay dial-in number is (404) 537-3406. The replay access code for all callers is 76004546.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor also provides specialty contract manufacturing services to the global pharmaceutical industry through its wholly-owned subsidiary BioVectra Inc. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from the following approved indications: the treatment of proteinuria in the nephrotic syndrome (NS) of the idiopathic type, the treatment of acute exacerbations of multiple sclerosis (MS) in adults, the treatment of certain rheumatology related conditions, and the treatment of infantile spasms (IS) in infants and children under two years of age. With respect to NS, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor has announced its intent to initiate a pilot commercialization effort for Acthar for the treatment of respiratory manifestations of symptomatic sarcoidosis. The FDA approved package insert for Acthar includes “symptomatic sarcoidosis” under the heading “Respiratory Diseases”. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. Questcor also has agreed to acquire certain international rights for Synacthen® (tetracosactide) and Synacthen Depot®, and has licensed the right to develop and seek FDA approval for these products in the United States. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “ensuring,” “estimates,” “expects,” “growth,” “may,” “momentum,” “plans,” “potential,” “remain,” “should,” “start,” “substantial,” “sustainable” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Reductions in vials used per prescription resulting from changes in treatment regimens by physicians or patient compliance with physician recommendations;

•	Our ability to receive high reimbursement levels from third party payers;

•	The complex nature of our manufacturing process and the potential for supply disruptions or other business disruptions;

•	The lack of patent protection for Acthar; and the possible FDA approval and market introduction of competitive products;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with NS, MS, IS or rheumatology-related conditions, and our ability to develop other therapeutic uses for Acthar;

•	Research and development risks, including risks associated with Questcor’s work in the area of NS and Lupus, efforts to develop and obtain FDA approval of Synacthen, our reliance on third-parties to conduct research and development, and the ability of research and development to generate successful results;

•	The results of any pending or future litigation, investigations or claims, including government investigations and private securities litigation;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•	Our ability to estimate reserves required for Acthar used by government entities and Medicaid-eligible patients and the impact that unforeseen invoicing of historical Medicaid prescriptions may have upon our results;

•	Our ability to effectively manage our growth, including the expansion of our sales forces, planned international expansion, and our reliance on key personnel;

•	Our ability to integrate the BioVectra business with our business and to manage, and grow, a contract manufacturing business;

•	Our ability to comply with foreign regulations related to the operation of BioVectra’s business and the international sales of Synacthen;

•	The impact to our business caused by economic conditions;

•	Our ability to protect our proprietary rights;

•	The risk of product liability lawsuits;

•	Our ability to successfully enter into, and operate in, international markets;

•	The risk of unfavorable changes in currency exchange rates;

•	Unforeseen business interruptions and security breaches;

•	Volatility in Questcor’s Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price;

•	Our ability and willingness to continue to pay our quarterly dividend or make future increases in our quarterly dividend; and

•	Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission, or SEC, on February 27, 2013, and other documents filed with the SEC.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

EVC Group

Gregory Gin/Patty Eisenhaur	Janine McCargo
646-445-4801/951-316-0577	646-688-0425

Doug Sherk

415-652-9100

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except net income per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue
Pharmaceutical net sales	$227,296	$140,339	$531,113	$348,760
Contract manufacturing net sales	9,050	—	24,935	—

Total net sales	236,346	140,339	556,048	348,760
Cost of sales (exclusive of amortization of purchased technology and IPR&D asset)	20,034	7,499	53,444	19,399

Gross profit	216,312	132,840	502,604	329,361
Operating expenses:
Selling and marketing	40,710	31,763	114,072	81,087
General and administrative	15,428	8,333	41,103	22,422
Research and development	17,094	7,997	40,127	22,147
Depreciation and amortization	995	339	3,079	951
Impairment of purchased technology	—	987	719	987

Total operating expenses	74,227	49,419	199,100	127,594

Income from operations	142,085	83,421	303,504	201,767
Interest and other (expense) income, net	(1,976)	102	(2,298)	536
Foreign currency transaction loss	—	—	(488)	—

Income before income taxes	140,109	83,523	300,718	202,303
Income tax expense	45,668	27,836	98,092	66,568

Net income	$94,441	$55,687	$202,626	$135,735
Change in unrealized gains or losses on available-for-sale securities, net of related tax effects and changes in foreign currency translation adjustments.	932	13	(1,742)	90

Comprehensive income	$95,373	$55,700	$200,884	$135,825

Net income per share:
Basic	$1.60	$0.95	$3.47	$2.23

Diluted	$1.52	$0.91	$3.32	$2.12

Shares used in computing net income per share:
Basic	58,890	58,653	58,350	60,992

Diluted	62,084	61,417	61,119	63,914

Dividends declared per share of common stock	$—	$0.20	$0.50	$0.20

Reconciliation of Non-GAAP Adjusted Financial Disclosure

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted net income	$104,368	$59,427	$233,328	$143,943
Share-based compensation expense (1)	(5,269)	(2,855)	(13,807)	(6,908)
Depreciation and amortization expense (2)	(3,127)	(226)	(6,253)	(638)
Interest expense associated with contingent consideration (3)	(188)	0	(572)	0
Interest expense associated with R&D liability in conjunction with acquisition of Synacthen (4)	(1,141)	0	(1,140)	0
Compensation expense associated with BV Trust (5)	(202)	0	(534)	0
Foreign currency transaction loss (6)	0	0	(329)	0
Medicaid adjustment for 2002—2009 (7)	0	0	(7,751)	0
BioVectra purchase price adjustment (8)	0	0	169	0
Impairment of purchased technology (9)	0	(659)	(485)	(662)

Net income – GAAP	$94,441	$55,687	$202,626	$135,735

Adjusted net income per share—basic	$1.77	$1.01	$4.00	$2.36
Share-based compensation expense (1)	(0.09)	(0.05)	(0.24)	(0.11)
Depreciation and amortization expense (2)	(0.05)	0.00	(0.11)	(0.01)
Interest expense associated with contingent consideration (3)	0.00	—	(0.01)	—
Interest expense associated with R&D liability in conjunction with acquisition of Synacthen (4)	(0.02)	—	(0.02)	—
Compensation expense associated with BV Trust (5)	0.00	—	(0.01)	—
Foreign currency transaction loss (6)	—	—	(0.01)	—
Medicaid adjustment for 2002—2009 (7)	—	—	(0.13)	—
BioVectra purchase price adjustment (8)	—	—	0.00	—
Impairment of purchased technology (9)	—	(0.01)	(0.01)	(0.01)

Net income per share – basic	$1.60	$0.95	$3.47	$2.23

Adjusted net income per share—diluted	$1.68	$0.97	$3.82	$2.25
Share-based compensation expense (1)	(0.08)	(0.05)	(0.23)	(0.11)
Depreciation and amortization expense (2)	(0.05)	0.00	(0.10)	(0.01)
Interest expense associated with contingent consideration (3)	0.00	—	(0.01)	—
Interest expense associated with R&D liability in conjunction with acquisition of Synacthen (4)	(0.02)	—	(0.02)	—
Compensation expense associated with BV Trust (5)	0.00	—	(0.01)	—
Foreign currency transaction loss (6)	—	—	(0.01)	—
Medicaid adjustment for 2002—2009 (7)	—	—	(0.13)	—
BioVectra purchase price adjustment (8)	—	—	0.00	—
Impairment of purchased technology (9)	—	(0.01)	(0.01)	(0.01)

Net income per share – diluted	$1.52	$0.91	$3.32	$2.12

Net sales – Questcor	$227,296	$140,339	$531,113	$348,760
Net sales—BioVectra	9,050	0	24,935	0

Consolidated net sales	236,346	140,339	556,048	348,760
Medicaid adjustment	0	0	11,500	0

Adjusted consolidated net sales	$236,346	$140,339	$567,548	$348,760

Notes to Reconciliation of Non-GAAP Adjusted Financial Disclosure

Net income per share – basic and diluted may not foot due to rounding.

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income:

1. Share-based compensation expense.

2. Depreciation and amortization expense, including amortization expense on our purchased intangibles.

3. Interest expense associated with the net present value adjustment on our contingent consideration.

4. Interest expense associated with the net present value adjustment on the R&D liability in conjunction with acquisition of Synacthen.

5. Compensation expense associated with the BV Trust agreement.

6. Foreign currency transaction loss.

7. Medicaid adjustment for prior period 2002—2009

8. BioVectra purchase price adjustment related to a labor rebate received in the second quarter 2013

9. Impairment of purchased technology related to our acquisition of Doral.

QUESTCOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$190,845	$80,608
Short-term investments	15,282	74,705

Total cash, cash equivalents and short-term investments	206,127	155,313
Accounts receivable, net of allowances for doubtful accounts of $433 and $0 at September 30, 2013 and December 31, 2012, respectively	88,832	61,417
Inventories, net of allowances of $1,393 and $52 at September 30, 2013 and December 31, 2012, respectively	17,049	9,909
Current portion of restricted cash	25,000	—
Prepaid expenses and other current assets	5,127	4,900
Prepaid income taxes	2,741	—
Deferred tax assets	3,460	5,737

Total current assets	348,336	237,276
Property and equipment, net	33,331	2,073
Purchased technology, net	—	1,493
Goodwill	21,249	—
Other Intangibles, net	32,049	—
In process R&D asset, net	194,108	—
Restricted cash, less current portion	50,000	—
Deposits and other assets	1,033	70
Deferred tax assets	11,519	11,519

Total assets	$691,625	$252,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,462	$13,069
Accrued compensation	14,115	21,300
Sales-related reserves	36,993	37,376
Accrued royalties	25,954	9,802
Current portion of contingent consideration in conjunction with acquisition of BioVectra	4,486	—
Current portion of in process R&D liability in conjunction with acquisition of Synacthen	25,000	—
Income taxes payable	—	7,360
Current portion of long-term debt	1,713	—
Other accrued liabilities	5,544	1,492

Total current liabilities	136,267	90,399
Long-term debt, less current portion	14,972	—
Contingent consideration in conjunction with acquisition of BioVectra	26,466	—
In process R&D liability in conjunction with acquisition of Synacthen	113,354	—
Non current deferred tax liability	11,590	—
Other non current liabilities	4,183	203

Total liabilities	306,832	90,602

Shareholders’ equity:
Preferred stock, no par value, 5,334,285 shares authorized; none outstanding	—	—
Common stock, no par value, 105,000,000 shares authorized, 60,768,440 and 58,544,206 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	67,913	15,938
Retained earnings	318,582	145,851
Accumulated other comprehensive (loss) income	(1,702)	40

Total shareholders’ equity	384,793	161,829

Total liabilities and shareholders’ equity	$691,625	$252,431

QUESTCOR PHARMACEUTICALS, INC.

CONDENSDED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2013	2012
OPERATING ACTIVITIES
Net income	$202,626	$135,735
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	20,485	10,295
Deferred income taxes	2,414	387
Amortization of investments	271	1,185
Depreciation and amortization	9,278	951
Impairment of purchased technology and goodwill	719	987
Loss on disposal of property and equipment	95	33
Imputed interest for contingent consideration and in-process R&D	2,260	—
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(20,947)	(34,478)
Inventories	4,260	(1,928)
Prepaid income taxes	(2,741)	5,474
Prepaid expenses and other current assets	299	(2,002)
Accounts payable	7,480	6,091
Accrued compensation	(7,185)	4,412
Accrued royalties	16,152	3,254
Sales-related reserves	(383)	4,266
Income taxes payable	(6,664)	—
Other accrued liabilities	3,424	946
Other non-current liabilities	4	(259)

Net cash flows provided by operating activities	231,847	135,349

INVESTING ACTIVITIES
Purchase of property and equipment	(1,647)	(651)
Purchase of short-term investments	(61,678)	(122,776)
Proceeds from maturities of short-term investments	120,807	167,524
Restricted cash associated with the acquisition of Synacthen	(75,000)	—
Acquisition of BioVectra, net of cash acquired	(46,692)	—
Acquisition of Synacthen	(60,000)	—
Proceeds from sale of Doral	700	—
Deposits and other assets	727	(14)

Net cash flows (used in) / provided by investing activities	(122,783)	44,083

FINANCING ACTIVITIES
Repayment of funded long-term debt	(925)	—
Repayment of other long-term debt	(374)	—
Income tax benefit realized from share-based compensation plans	15,412	6,678
Dividends paid	(29,895)	—
Issuance of common stock, net	16,078	4,698
Repurchase of common stock	—	(243,201)

Net cash flows provided by / (used in) financing activities	296	(231,825)

Effect of cash on changes in exchange rates	877	—

Increase (decrease) in cash and cash equivalents	110,237	(52,393)

Cash and cash equivalents at beginning of period	80,608	88,469

Cash and cash equivalents at end of period	$190,845	$36,076

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$554	$17

Cash paid for income taxes	$89,765	$54,024

Supplemental Disclosures of Investing and Financing Activities:
Dividend payable	$—	$11,691

In conjunction with the acquisition of BioVectra at January 18, 2013:
Incremental fair value of assets acquired, net	$80,698
Less: fair value of contingent consideration	(30,383)

	50,315
Loss on foreign exchange rate	488

Total cash paid for acquisition of BioVectra	$50,803